Exhibit 99.1

For immediate release

Endeavour Announces

Record Revenues and Cash Flow

Houston, TX – August 5, 2008 — Endeavour International Corporation (AMEX:END) (LSE: ENDV) today reported discretionary cash flow of $38.6 million in the second quarter of 2008 that more than doubled from the $17.8 million reported in the second quarter of 2007 and increased sequentially from $36.3 million reported in the first quarter.  Revenues for the second quarter, boosted by high sales volumes of 10,222 barrels of oil equivalent per day (boepd), were up 273 percent to $86.3 million from $31.6 million in the same period in 2007 and $61.3 million reported in the first quarter of 2008.  Net income as adjusted for the quarter was $3.0 million, or $0.02 per share, compared to net loss as adjusted of $3.5 million, or $0.03 per share, in the second quarter last year.  Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) increased to $52.5 million in the second quarter this year from $19.4 million in the second quarter a year ago and $42.6 million in the first period of 2008.

“Strong operating and financial performance this quarter generated discretionary cash flow sufficient to fund an active exploration and development program while reducing debt by another $15 million,” said William L. Transier, chairman, chief executive officer and president.  “The solid foundation of production and cash flow we have built at Endeavour is a competitive advantage among peer group companies that are being forced into the tumultuous capital markets to fund growth activities.”

On a GAAP basis, the company reported a net loss to common stockholders for the second quarter of 2008 of $66.7 million or $0.52 per share as compared to a net loss of $13.0 million or $0.11 per share for the year-ago quarter.

Highlights of the first half of the year include:

Natural gas discovery and successful appraisal in Norway – The company’s first well as part of its 2008 exploration campaign discovered natural gas at the Galvort prospect on production license 348 in the Norwegian North Sea.  A sidetrack further confirmed the discovery encountering a gas column in Middle to Lower Jurassic reservoir rocks.  Geologic evaluations of the data are continuing.  Endeavour Energy Norge AS holds 2.5 percent working interest in production license 348.

Norwegian exploratory drilling underway – Two exploration wells are currently drilling in the Norwegian Continental shelf.  The Noatun C, a prospect in Block 6407/7 north of the Njord field, is nearing its objective Jurassic target with results expected in late August.  Endeavour holds a 2.5 percent interest in the block.  The Brage North, an exploration target in Block 31/4, began drilling in mid-July from the Brage platform to test two Jurassic reservoirs.  The company holds a 4.4 percent working interest in the block.

Participation in 25th Offshore Oil and Gas Licensing Round – Endeavour submitted applications in the largest license round to date with a record breaking 2,297 blocks or part blocks in United Kingdom waters offered for exploration.  The company applied for 10 full or partial blocks, mostly located in its focus areas.  The results of the round are expected to be announced toward the end of the year.

Marked production milestone – The Alba field in Block 16/26 in the Central North Sea produced its 350 millionth barrel of oil in April.  The asset is on track to produce more than 500 million barrels of oil through technology and infrastructure improvements.  Endeavour holds a 2.25 percent working interest in the field.

Guidance on Year 2008 Estimates Remains Unchanged

The table below sets forth estimates of the company’s operating statistics for the full year ending December 31, 2008.

Estimated Average Production (A)
Daily Production (boepd)	8,600	to	9,000

Differentials (B)
Oil ($/bbl)	$(4.00)	to	$(5.00)
Gas ($/mcf)	$(0.30)	to	$(0.40)

Gas Percentage of Total	50%	to	55%
Lease operating expense (per barrel)	$14.00	to	$15.00

(A)	Actual results may differ materially from these estimates.

(B)

For purposes of the estimates, assumptions of price differentials are based on location, quality and other factors, excluding the effects of derivative financial instruments.  Gas price differentials are stated as premiums (discounts) from National Balancing Point pricing, and oil price differentials are stated as premiums (discounts) from Dated Brent pricing.

Earnings Conference Call and Web Cast, Tuesday, August 5, 2008 at 9:00 A.M. CDT (10:00 A.M. EDT) (3:00 P.M. UK)

Endeavour will host a conference call and web cast tomorrow to discuss 2008 second quarter financial and operational results at 9:00 a.m. Central Daylight Time, 3:00 p.m. UK time.  To participate and ask questions during the conference call, dial the local country telephone number and enter the confirmation code 4533858.  The toll-free numbers are 888-599-8658 in the United States, 0 800 051 7166 in the United Kingdom, and 800 191 83 in Norway.  Other international callers should dial 913-981-5589 (tolls apply).  To listen only to the live audio web cast access Endeavour’s home page at http://www.endeavourcorp.com.

Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea.  For more information, visit www.endeavourcorp.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give the company’s current expectations or forecasts of future events. They include expected oil and natural gas production and future expenses, projections of future oil and natural gas prices, and statements concerning anticipated business strategy and other plans and objectives for future operations.  The company cautions that undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this press release, and the company undertakes no obligation to update this information.

Factors that could cause actual results to differ materially from expected results are described in “Risks related to the company’s Business” under “Risk Factors” in Item 1A of the company’s annual reports on Form 10-K.  These risk factors include, among others, the company’s ability to replace reserves and sustain production; the level of indebtedness; the availability of capital on an economic basis to fund reserve replacement costs; uncertainties in evaluating oil and natural gas reserves of acquired properties and associated potential liabilities; unsuccessful exploration and development drilling; and production interruptions that could adversely affect the company’s cash flow.

For further information:

Endeavour – Investor Relations

Mike Kirksey	713-307-8700

Tristone Capital – UK Broker

Majid Shafiq	+44 (0) 207 355 5800

Pelhampr – Media

Philip Dennis	+44 (0) 207 743 6363
Mark Antelme	+44 (0) 203 178 6242

Endeavour International Corporation

Comparative Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2008	December 31, 2007
Assets
Current Assets:
Cash and cash equivalents	$29,379	$16,440
Restricted cash	22,000	22,000
Accounts receivable	39,502	33,291
Prepaid expenses and other current assets	75,083	46,516
Total Current Assets	165,964	118,247

Property and Equipment, Net	320,981	335,023
Goodwill	284,549	283,324
Other Assets	8,909	11,029
Total Assets	$780,403	$747,623

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$24,286	$31,036
Accrued expenses and other	116,711	50,013
Total Current Liabilities	140,997	81,049

Long-Term Debt	238,969	266,250
Deferred Taxes	107,617	135,552
Other Liabilities	182,321	69,623
Total Liabilities	669,904	552,474

Commitments and Contingencies

Series C Convertible Preferred Stock	125,000	125,000

Stockholders’ Equity	(14,501)	70,149

Total Liabilities and Stockholders’ Equity	$780,403	$747,623

Endeavour International Corporation

Comparative Condensed Consolidated Statement of Operations

(Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues	$86,342	$31,621	$147,596	$74,411

Cost of Operations:
Operating expenses	13,969	9,728	23,988	20,438
Depreciation, depletion and amortization	23,720	15,247	45,123	34,461
General and administrative	4,836	5,160	9,587	10,527
Total Expenses	42,525	30,135	78,698	65,426

Income (Loss) From Operations	43,817	1,486	68,898	8,985

Other Income (Expense):
Derivatives:
Realized gains (losses)	(14,494)	3,943	(17,644)	15,015
Unrealized losses	(130,686)	(12,612)	(160,328)	(28,308)
Interest income	325	582	691	1,186
Interest expense	(5,330)	(4,155)	(13,536)	(8,928)
Other	(520)	(1,321)	(1,291)	(1,880)

Total Other Expense	(150,705)	(13,563)	(192,108)	(22,915)

Loss Before Income Taxes	(106,888)	(12,077)	(123,210)	(13,930)
Income Tax Benefit	(42,864)	(1,873)	(42,394)	(582)

Net Loss	(64,024)	(10,204)	(80,816)	(13,348)
Preferred Stock Dividends	2,709	2,844	5,405	5,688

Net Loss to Common Stockholders	$(66,733)	$(13,048)	$(86,221)	$(19,036)

Basic and Diluted Loss per Common Share	$(0.52)	$(0.11)	$(0.68)	$(0.16)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted:	127,626	123,661	127,581	121,133

Endeavour International Corporation

Comparative Condensed Consolidated Statement of Cash Flows

(Amounts in thousands)

	Six Months Ended June 30,
	2008	2007
Cash Flows from Operating Activities:
Net loss	$(80,816)	$(13,348)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	45,123	34,461
Deferred tax benefit	(58,277)	(940)
Unrealized loss on derivatives	160,328	28,308
Amortization of non-cash compensation	1,196	2,735
Other	7,372	933
Net change in operating assets and liabilities	(2,972)	26,264
Net Cash Provided by Operating Activities	71,954	78,413

Cash Flows From Investing Activities:
Capital expenditures	(32,168)	(41,707)
Decrease in restricted cash	—	(20,133)
Net Cash Used in Investing Activities	(32,168)	(61,840)

Cash Flows From Financing Activities:
Net repayments of borrowings	(17,000)	(33,000)
Dividends paid	(5,313)	—
Financing costs paid	(4,282)	—
Other financing	(252)	(157)
Net Cash Used in Financing Activities	(26,847)	(33,157)

Net Increase (Decrease) in Cash and Cash Equivalents	12,939	(16,584)
Effect of Foreign Currency Changes on Cash	—	2,617
Cash and Cash Equivalents, Beginning of Period	16,440	39,814

Cash and Cash Equivalents, End of Period	$29,379	$25,847

Endeavour International Corporation

Comparative Operating Statistics

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Sales volume:
Oil and condensate sales (Mbbl):
United Kingdom	332	224	598	621
Norway	246	124	342	255
Total	578	348	940	876

Gas sales (MMcf):
United Kingdom	1,644	2,091	3,679	4,351
Norway	467	55	1,065	109
Total	2,111	2,146	4,744	4,460

Total sales (MBOE):
United Kingdom	606	573	1,211	1,346
Norway	324	133	520	273
Total	930	706	1,731	1,619
BOE per day	10,222	7,758	9,509	8,946

Physical production volume:
Total production (MBOE):
United Kingdom	6,123	7,478	6,678	7,840
Norway	2,791	1,569	2,843	1,515
Total	8,914	9,047	9,521	9,355

Realized Sales Prices:
Oil and condensate price ($per Bbl):
Before commodity derivatives	$105.45	$65.34	$99.44	$58.23
Effect of commodity derivatives	$(20.57)	$0.25	$(19.42)	$3.69
Realized prices including commodity derivatives	$84.88	$65.59	$80.02	$61.92

Gas price ($per Mcf):
Before commodity derivatives	$12.01	$4.13	$11.41	$5.25
Effect of commodity derivatives	$(1.23)	$1.80	$0.13	$2.64
Realized prices including commodity derivatives	$10.78	$5.93	$11.54	$7.89

Equivalent oil price ($per BOE):
Before commodity derivatives	$92.82	$44.79	$85.29	$45.95
Effect of commodity derivatives	$(15.58)	$5.59	$(10.20)	$9.27
Realized prices including commodity derivatives	$77.24	$50.38	$75.09	$55.22

Endeavour International Corporation

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

(Amounts in thousands, except per share data)

As required under Regulation G of the Securities Exchange Act of 1934, provided below are reconciliations of net income (loss) to the following non-GAAP financial measures:  net income as adjusted, Adjusted EBITDA and discretionary cash flow.  The company uses these non-GAAP measures as key metrics for the management of the company and to demonstrate the company’s ability to internally fund capital expenditures and service debt.  The non-GAAP measures are useful in comparisons of oil and gas exploration and production companies as they exclude non-operating fluctuations in assets and liabilities.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net loss	$(64,024)	$(10,204)	$(80,816)	$(13,348)

Depreciation, depletion and amortization	23,720	15,247	45,123	34,461
Deferred tax benefit	(55,133)	(1,201)	(58,277)	(940)
Unrealized loss on derivative instruments	130,686	12,612	160,328	28,308
Amortization of non-cash compensation	652	851	1,196	2,735
Amortization of loan costs and discount	1,423	413	4,579	840
Non-cash interest expense	1,174	—	2,044	—
Other	117	79	750	93
Discretionary cash flow (1)	$38,615	$17,797	$74,927	$52,149

Net loss to common shareholders, as reported	$(66,733)	$(13,049)	$(86,220)	$(19,036)
Unrealized losses on derivatives(2)	69,626	6,306	84,234	14,154
Currency impact of deferred taxes	81	3,225	2,722	4,462
Net income (loss), as adjusted	$2,974	$(3,518)	$736	$(420)

Weighted average number of common shares outstanding – basic and diluted	127,626	123,661	127,581	121,133
Earnings per share, as adjusted	$0.02	$(0.03)	$0.01	$(0.00)

Net loss to common shareholders, as reported	$(66,733)	$(13,049)	$(86,220)	$(19,036)

Unrealized losses on derivatives	130,686	12,612	160,328	28,308
Net interest expense	5,004	3,574	12,845	7,742
Depreciation, depletion and amortization	23,720	15,247	45,123	34,461
Income tax benefit	(42,864)	(1,873)	(42,394)	(582)
Preferred stock dividends	2,709	2,844	5,404	5,688

Adjusted EBITDA	$52,522	$19,355	$95,086	$56,581

(1)	Discretionary cash flow is equal to cash flow from operating activities before the changes in operating assets and liabilities.
(2)	Net of tax benefits of $61,060, $6,306, $76,094 and $14,154, respectively.